Exhibit 4.16
SENIOR NOTE PURCHASE AGREEMENT

This Senior Note Purchase Agreement (this “Agreement”) is made as of July __, 2007 (the “Closing Date”) by and between Telkonet Inc., a Utah corporation (the “Company”), GRQ Consultants, Inc. (“Holder”), and the persons or entities listed as investors on the signature page hereto and as set forth on Schedule 1 annexed hereto (the “Purchasers”).

W I T N E S S E T H:

WHEREAS, Company has advised Holder that Company is pursuing a financing transaction in which Company is seeking a minimum of $3 million in equity financing through private investments in public company (“PIPE”) transactions which Company expects to close prior to January 28, 2008 and Company desires to obtain from Holder a bridge loan for working capital, and Company desires to sell and issue to the Purchasers, and the Purchasers desire to purchase from the Company, an aggregate of $1,500,000.00 principal amount of the Company’s six (6%) percent promissory notes (the “Notes”) due January 28, 2008 (the “Maturity Date”) having the rights and privileges set forth in the Form of Note of the Company annexed hereto as Exhibit A; and

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.           Deliveries.

(a)           On the Closing Date, the Purchasers shall deliver to the Company an aggregate of $1,500,000.00 in cash (the “Funds”) by delivery of a certified check payable to the Company or by wire transfer to the account of the Company.

(b)           On the Closing Date, the Company shall deliver to the Purchaser: (i) a Note with the principal amount equal to the principal amount set forth opposite such Purchaser’s name in Schedule 1 hereto, registered in the name of such Purchaser substantially in the form of Exhibit A annexed hereto (the “Note”) ; and (ii) a Warrant exercisable for 359,712 shares of Common Stock (as hereinafter defined) substantially in the form of Exhibit B annexed hereto, (the “Warrant”).

2.           Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchasers as follows:

(a)           Representations and Warranties of the Company.  As a material inducement to each Holder to enter into this Agreement and consummate the transactions contemplated hereby, and except as set forth on Schedule I hereto, the Company hereby represents and warrants that:

(i)           Organization and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and the Company is duly qualified or registered to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified or registered would have a Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means any change or effect that is materially adverse to the properties, assets, business, financial condition or operations of the Company. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Company has all required corporate power and authority to carry on its business as presently conducted, and to enter into and perform this Agreement, the Notes, the Warrants and each other document, agreement or instrument entered into by it or any of its officers in connection herein or therewith or pursuant hereto or thereto (collectively, the “Transaction Documents” and individually a “Transaction Document”). The Company is not in violation of any term of its certificate of incorporation or bylaws, true, accurate and complete copies of which are on file with the United States Securities and Exchange Commission (the ”SEC”). The Company is not in violation of any term of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to the Company or to which the Company is a party except for such violations that individually, or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(ii)           Capitalization.  The authorized capital stock of the Company (the “Equity Securities”) immediately prior to the initial Closing, consists of such number of shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) as are set forth on the most recent periodic report (the “Report”) filed by the Company with the SEC.  Other than shares reserved for issuance under the Company’s existing plans adopted for employees and other persons associated with the Company (the “Plan”) which has been approved by stockholders, the Company does not have any outstanding commitments to issue or sell Equity Securities, and no securities or obligations evidencing any such right are outstanding, except as set forth in the Report. The Company is not under any contractual obligation to register any of its presently outstanding securities or any of its securities which may hereafter be issued. There are no outstanding obligations, written or otherwise, of any stockholder or other holder of Equity Securities of the Company to repurchase, redeem or otherwise acquire any Equity Securities. There are no preemptive rights in respect of any Equity Securities of the Company. Any Equity Securities which were issued and reacquired by the Company were so reacquired (and, if reissued, so reissued) in compliance with all applicable laws, and the Company does not have any outstanding obligation or liability with respect thereto.  Each of the foregoing representations and warranties is qualified to the extent of the true and accurate information provided in the most recent periodic report of the Company filed with the SEC prior to the date hereof.

(iii)           Authorization and Non-Contravention.  The Transaction Documents are valid and binding obligations of the Company, enforceable in accordance with their terms. The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate or other action of the Company. The execution, delivery and performance of these Transaction Documents will not:

(A)           violate or result in a default under any contract or obligation to which the Company is a party or by which it or its assets are bound, or any provision of (A) the certificate of incorporation of the Company, as amended to date (the “Charter”), (B) the bylaws of the Company, as amended to date or (C) cause the creation of any encumbrance upon any of the assets of the Company;

(B)           violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by any court or other governmental agency applicable to the Company;

(C)           require from the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party, which such notice, consent, declaration, filing or approval has not been obtained as of the Closing; or

(D)           accelerate any obligation of the Company under, give rise to a right of termination of, accelerate any right of a person under or trigger any change of control or similar provision in, any agreement, permit, license or authorization to which the Company is a party or by which the Company is bound.

(iv)           Valid Issuance.

(A)           The Note and the Warrants will be duly and validly issued when issued, sold and delivered at the Closing in accordance with the terms of this Agreement and the Warrant Shares (as defined in the Warrant), when issued, sold and delivered in accordance with the terms of this Agreement and the Note for the consideration provided for herein and therein, will be duly and validly issued, fully paid and non-assessable.

(B)           Based in part on the representations made by each Holder, the offer and sale of the Notes solely to the Holders in accordance with this Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the securities registration and qualification requirements of the currently effective provisions of the securities law of the state in which each Holder is a resident.

(C)           The conversion of the Warrant into Warrant Shares, if at all, will not require any further corporate or stockholder action and will not be subject to preemptive rights of any present or future stockholders of the Company that have not been heretofore waived in writing.

(v)           Litigation.  There is no litigation or governmental proceeding or investigation pending or, to the Company’s knowledge, threatened against the Company affecting any of its respective properties or assets, or against any officer, employee or holder of more than 5% of the Equity Securities of the Company relating to such person’s performance of duties for the Company or relating to his stock ownership in the Company or otherwise relating to the business of the Company, nor to the knowledge of the Company has there occurred any event or does there exist any condition on the basis of which any such litigation, proceeding or investigation might properly be instituted. Neither the Company nor any officer, employee or, to the knowledge of the Company, holder of more than 5% of the Equity Securities of the Company is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other governmental agency relating to the Company or its business. There are no actions, suits, claims, investigations or proceedings pending or, to the Company’s knowledge, threatened (or any basis therefore). The foregoing sentences include, without limiting their generality, actions pending or, to the knowledge of the Company, threatened (or any basis therefore) involving the prior employment of any of the Company’s officers or employees or their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers.

Financial Information.  The audited financial statements of the Company as of and for the fiscal year ended December 31, 2006 and the unaudited consolidated financial statements for the three months period ended March 31, 2007 set forth in the Company’s filings and reports made with the SEC present fairly in all material respects the financial position of the Company and the results of operations for the periods covered thereby (subject, in the case of such interim financial statements, to immaterial year end audit adjustments) and have been prepared in accordance with generally accepted accounting principles (“GAAP”) in effect in the United States consistently applied, except for the absence of footnotes not customarily included in such statements (the “Financial Statements”). There is no liability, contingent or otherwise, not adequately reflected in or reserved against in the Financial Statements other than (i) liabilities incurred in the ordinary course of business subsequent to March 31, 2007 and (ii) liabilities not required under GAAP to be reflected in the Financial Statements. Since March 31, 2007, (i) there has been no material adverse change in the business, assets or condition, financial or otherwise, or operations of the Company, (ii) neither the business, condition, or operations of the Company nor any of the properties or assets of the Company have been materially adversely affected as the result of any legislative or regulatory change, any revocation or change in any franchise, permit, license or right to do business, nor have the business, condition, or operations of the Company nor any of the properties or assets of the Company been materially adversely affected by any other event or occurrence, whether or not insured against; and (iii) the Company has not entered into any transaction other than in the ordinary course of business, made any dividend or distribution on its Equity Securities, or redeemed or repurchased any of its Equity Securities.  As of the date hereof the Company has no indebtedness for money borrowed and no Liens.  “Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

(vi)           Intellectual Property.

(A)           Except  as set forth in the filings and reports made with the SEC, each item of the Company’s Intellectual Property is in full force and effect (including, without limitation, current payment of maintenance fees, annuities and the like), and either: (i) owned solely by the Company free and clear of any Liens or licenses (other than to third parties who have executed an end user license agreement in the ordinary course of the Company’s business); or (ii) rightfully used and authorized for use by the Company or its successors pursuant to a valid and enforceable written license. Except  as set forth in filings and reports made with the SEC, no item of the Company’s Intellectual Property, including without limitation all or any portion of source code, is held in escrow or required to be held in escrow.

(B)           The Company is not in violation of any license, sublicense or other agreement to which it is a party or otherwise bound relating to any of the Company’s Intellectual Property.

(C)           Except  as set forth in filings and reports made with the SEC, to the Company’s knowledge, the current and currently proposed use of the Company’s Intellectual Property by the Company does not and will not infringe any other Person’s copyright, patent, trademark, service mark, trade name, firm name, logo, trade dress, trade secret rights, right of privacy, right in personal data or other intellectual property right. No claims (A) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Company’s Intellectual Property or (B) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights under or in connection with any of the Company’s Intellectual Property by the Company, infringes or will infringe on any intellectual property or other proprietary or personal right of any person have been asserted against the Company or, to the Company’s knowledge, are threatened by any person nor does there exist any valid basis for such a claim. To the Company’s knowledge, there are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company’s Intellectual Property, other than review of pending patent applications, and, to the Company’s knowledge, no proceedings are threatened or contemplated by any governmental entity or any other person. All granted or issued patents, all trademarks and service marks, and all copyrights owned by the Company are valid, enforceable and subsisting. To the Company’s knowledge, there is no unauthorized use, infringement, or misappropriation of any of the Company’s Intellectual Property by any third party, employee or former employee. As used in this Agreement, the term “to the Company’s knowledge” and similar expressions refer to the actual knowledge, after reasonable diligent inquiry, of any officer of the Company who has managerial responsibility for any significant department or function of the Company, including, without limitation, the Company’s Chief Executive Officers, Chief Financial Officer and Chief Technology Officer.

(D)           Except  as set forth in filings and reports made with the SEC the Company has secured from all parties (including employees) who have created any portion of, or otherwise have any rights in or to, the Company’s Intellectual Property valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and has made available true and complete copies of such assignments to the Holder. The Company has taken commercially reasonable measures to protect the proprietary nature of the Company’s Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by the Company.

(E)           As used in this Agreement, “Intellectual Property” means all tangible or intangible proprietary information and materials, including, without limitation: (A) (I) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications (including provisional applications) and patent disclosures, together with all re-issuances, continuations, continuations in part, divisions, revisions, extensions and re-examinations thereof, (II) all trademarks, services marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (III) all copyrights (whether or not registered) and all applications, registrations and renewals in connection therewith, (IV) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (V) all software and firmware (including data, databases and related documentation); (B) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein; and (C) all licenses, agreements and other rights in any third party product or any third party intellectual property described in (A) and (B) above other than any “off-the-shelf” third party software or related intellectual property.

(F)           As used in this Agreement, “Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof

(vii)           Brokers.  Neither the Purchasers nor the Company has taken any action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments by the Company or the Purchasers relating to this Agreement or the transactions contemplated hereby.

3.           Representations and Warranties of the Purchasers.  Each of the Purchasers represents and warrants to the Company as of the Closing Date as:

(a)           All action on the part of such Purchaser for the authorization, execution, delivery and performance by Purchaser of this Agreement have been taken, and this Agreement constitutes a valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights.

(b)           The Purchaser is acquiring the Notes for investment for its own account and not with a view to, or for resale in connection with, any distribution.  The Purchaser understands that the Notes to be acquired have not been registered under the Act of 1933, as amended (the “Act”), by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

(c)           The Purchaser represents that it is an Accredited Investor, as defined in Rule 501 promulgated under the Act.

(d)           The Purchaser is experienced in evaluating and investing in securities of companies similarly situated to the Company, and acknowledges that it is able to fend for itself, can bear the economic risk of an investment in the Notes, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Notes.

(e)           The Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Notes.  The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Notes and the business, properties, prospects and financial condition of the Company.

(f)           The Purchaser acknowledges that the Notes must be held indefinitely unless subsequently registered under the Act or unless an exemption from such registration is available.  The Purchaser is aware of the provisions of Rule 144 promulgated under the Act which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, unless the Purchaser is an affiliate of the Company, among other things, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the securities to be sold, the sale being through a “broker’s transaction” or in transactions directly with a “market maker,” and the number of shares being sold during any three-month period not exceeding specified limitations.

(g)           The Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Notes or any use of this Agreement, including: (i) the legal requirements within the Purchaser’s jurisdiction for the purchase of the Notes; (ii) any foreign exchange restrictions applicable to such purchase; (iii) any governmental or other consents that may need to be obtained; and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, conversion, sale, or transfer of the Notes.  The Purchaser’s subscription and payment for, and the Purchaser’s continued beneficial ownership of the Notes, will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.  The Purchaser understands and agrees that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement

4.           Legends.  All certificates representing any of the Notes and Warrants issued pursuant to the terms hereof shall have endorsed thereon a legend substantially as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

5.           Additional Agreements

(a)           Absence of Non-public Information.  Company represents and warrants that Company has not provided to Holder, and Holder has not received and will not be provided with, any material non-public information concerning Company.  In the event that any material non-public information is hereafter provided to Holder such materials shall be included in a Regulation FD disclosure filing made by the Company within one business day following the date on which such materials are provided to Holder.  The absence of such a filing shall be deemed conclusive evidence that the Company does not believe such materials contain any material non-public information or disclosures which could result in Holder investors being deemed “insiders” for purposes of any securities laws.

(b)           Liens and Indebtedness.  The Company agrees it shall not incur any indebtedness for money borrowed or incur any Liens prior to the repayment in full of the Note.

(c)           Indemnification of Purchasers.   The Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Securities Exchange Act of 1934, as amended), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against a Purchaser, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser may have with any such stockholder or any violations by the Purchaser of state or federal securities laws or any conduct by such Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance).  If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party.  Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel.  The Company will not be liable to any Purchaser Party under this Agreement (i) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents.

6.           General Provisions.

(a)           Governing Law; Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS.  COMPANY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL OR STATE COURT LOCATED IN NEW YORK, NEW YORK, WITH RESPECT TO ANY CLAIM OR CONTROVERSY RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS NOTE.

(b)           Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing by mail, facsimile or personal delivery and shall be effective upon actual receipt of such notice.  The addresses for such communications shall be as set forth below until notice is received that any such address or contact information has been changed:

If to the Company:
Telkonet, Inc. 20374 Seneca Meadows Parkway Germantown, MD 20876 Att: Ronald W. Pickett
If to the Purchasers:
To such names and addresses as shall be set forth on Schedule 1 hereto
With a copy to:
Haynes and Boone, LLP 153 East 53rd Street Suite 4900 New York, New York 10022 Fax: (212) 918-8989 Attn: Harvey Kesner, Esq.

(c)           Entire Agreement.  Except as otherwise provided herein, this Agreement, the Note and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

(d)           Amendment.  This Agreement may only be amended, waived, discharged or terminated by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

(e)           Successors and Assigns.  This Agreement, the Notes, the Warrants and the Warrant Shares held by Purchasers may be transferred or assigned by the Purchasers in whole or in part, in such Purchaser’s sole and absolute discretion.  Except as otherwise expressly provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

(f)           Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(g)           Titles and Subtitles.  The titles of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(h)           Expenses.  The Company and the Purchasers shall each bear their own expenses incurred with respect to this transaction, provided, however, that on the Closing Date, Company shall pay legal fees and expenses of Haynes and Boone LLP, counsel to Purchasers, in the amount of $20,000 from the proceeds of the sale of the Notes.

(i)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

(j)           Counsel.  All parties hereto have been represented by counsel, and no inference shall be drawn in favor of or against any party by virtue of the fact that such party’s counsel was or was not the principal draftsman of this Agreement.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed by its officers thereunto duly authorized.

TELKONET, INC.

November 9, 2007	By:	/s/ Ronald W. Pickett
Ronald W. Pickett
Chief Executive Officer

“Purchasers” GRQ CONSULTANTS, INC.

November 9, 2007	By:	/s/ Barry Honig
Barry Honig
President

Schedule 1

Purchasers

Name and Address	Principal Amount of Notes
GRQ Consultants, Inc. 595 S. Federal Highway Suite 60 Boca Raton, Florida 33431 Att: Barry Honig, President	$1,500,000